EXHIBIT 21.1

SUBSIDIARIES
The following is a list of the subsidiaries of Gibraltar Industries, Inc. as of February 24, 2026. The names of indirectly owned subsidiaries are indented under the names of their respective parent corporations:

Appleton Supply Company, Inc.	Delaware
Architectural Mailboxes, Inc.	Delaware
Arundel Square Garden, LLC	Delaware
Bingfield Park, LLC	Delaware
Golders Hill Park, LLC	Delaware
OmniMax International, LLC	Delaware
Amerimax Canada Holdings, Inc.	Canada
Amerimax Canada, Inc.	Canada
Amerimax Richmond Company, Inc.	Indiana
Euromax UK Limited	United Kingdom
Hancock Enterprises, LLC	Delaware
Nu-Ray Metal Products, LLC	California
Nu-Ray Metal Products, LLC	Washington
D.S.B. Holding Corp.	Delaware
The D.S. Brown Company	Ohio
Florence Corporation	Illinois
Florence Corporation of Kansas	Kansas
Gibraltar Building Envelope, Inc.	Delaware
Construction Metal Products, Inc.	Delaware
Epic Steel, LLC	Montana
Flatiron Steel, LLC	Colorado
Gideon Steel Panel Company, LLC	Delaware
Teton Steel, LLC	Idaho
Gibraltar Industries Holding Company (UK) Limited	United Kingdom
Rough Brothers Greenhouse Manufacturing (Shanghai) Co., Ltd	China
Gibraltar Steel Corporation of New York	New York
Air Vent Inc.	Delaware
Southeastern Metals Manufacturing Company, Inc.	Florida
Pacific Awards Metals, Inc.	California
Noll/Norwesco, LLC	Delaware
SBC Acquisition, LLC	Delaware
Quality Aluminum Acquisition, LLC	Delaware
Rough Brothers Holding Co., Inc.	Ohio
Lane Acquisition, Inc.	Delaware
Lane Supply, Inc.	Texas
Rough Brothers Manufacturing, Inc.	Ohio
Prospiant, Inc.	Ohio
Apeks, LLC	Ohio
Thermo Energy Solutions, Inc.	Canada
Terrasmart, Inc.	Ohio